SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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Check the appropriate box:

☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

The Goodyear Tire & Rubber Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notice of
2004 Annual Meeting of Shareholders
and
Proxy Statement

The Goodyear Tire & Rubber Company

1144 East Market Street

Akron, Ohio 44316-0001

DATE:	June 30, 2004

TIME:	9:00 A.M., Akron Time

PLACE:	Offices Of The Company Goodyear Theater 1201 East Market Street Akron, Ohio

YOUR VOTE IS IMPORTANT

Please vote. Most shareholders may vote by Internet or telephone as well as by mail.

Please refer to your proxy card or page 24 of the Proxy Statement for information on how to vote by Internet or telephone. If you choose to vote by mail, please complete, date and sign your proxy card and promptly return it in the enclosed envelope.

Notice of 2003 Annual Meeting of Shareholders and Proxy Statement
NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Board Independence
Board Structure and Committee Composition
Audit Committee
Compensation Committee
Committee on Corporate Responsibility
Finance Committee
Nominating and Board Governance Committee
Consideration of Director Nominees
Director Selection Guidelines
Identifying and Evaluating Nominees for Director
Executive Sessions
DIRECTORS’ COMPENSATION
ELECTION OF DIRECTORS (Item 1 on your Proxy)
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS (Item 2 on your Proxy)
SHAREHOLDER PROPOSAL (Item 3 on your Proxy)
OTHER BUSINESS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE OFFICER COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PRINCIPAL ACCOUNTANT FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
MISCELLANEOUS
Annex A
The Goodyear Tire & Rubber Company Director Independence Standards
Annex B
The Goodyear Tire & Rubber Company Audit Committee Charter

ROBERT J. KEEGAN
CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER
AND PRESIDENT

June 2, 2004

Dear Shareholders:

   You are cordially invited to attend Goodyear’s 2004 Annual Meeting of Shareholders, which will be held at the Goodyear Theater, 1201 East Market Street, Akron, Ohio, at 9:00 A.M., Akron Time, on Wednesday, June 30, 2004. We hope you will be able to attend and participate. The Notice of, and Proxy Statement for, the 2004 Annual Meeting of Shareholders follow. Our 2003 Annual Report is enclosed.

   At the Annual Meeting, shareholders will elect four persons to serve as directors: three to serve as Class II directors for three year terms and one to serve as a Class I director to serve for a one year term (Item 1 on your proxy). The Proxy Statement contains information regarding each nominee and the six continuing directors.

   Your Board of Directors is presenting for action by the shareholders its proposal that shareholders ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Goodyear for 2004 (Item 2 on your proxy). Your Board of Directors recommends that you vote for the ratification of the appointment of PricewaterhouseCoopers LLP. In addition, a shareholder proposal will be considered (Item 3 on your proxy). Your Board of Directors recommends that you vote against the shareholder proposal.

   If you plan to attend the Annual Meeting, please mark the indicated box on the reverse side of your proxy or so indicate when you vote via the Internet or by telephone. You do not need a ticket to attend the Annual Meeting.

   Whether or not you plan to attend, it is important that you vote via the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card. This will ensure that your shares will be represented at the meeting. If you attend and decide to vote in person, you may revoke your proxy. Remember, your vote is important!

Sincerely,

ROBERT J. KEEGAN
Chairman of the Board,
Chief Executive Officer
and President

THE GOODYEAR TIRE & RUBBER COMPANY

NOTICE OF THE

2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON June 30, 2004

To The Shareholders:

      The 2004 Annual Meeting of Shareholders of The Goodyear Tire & Rubber Company, an Ohio corporation, will be held at the Goodyear Theater (in the Company’s Principal Office Complex), 1201 East Market Street, Akron, Ohio, on Wednesday, June 30, 2004 at 9:00 A.M., Akron Time, for the following purposes:

1.	To elect four directors, three to serve as Class II directors each for a term of three years, and one to serve as a Class I director for a one year term (Proxy Item 1); and

2.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Goodyear for 2004 (Proxy Item 2); and

3.	To consider and vote upon a Shareholder Proposal (Proxy Item 3), if properly presented at the Annual Meeting; and

4.	To act upon such other matters and to transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors fixed the close of business on May 10, 2004 as the record date for determining shareholders entitled to notice of, and to vote at, the 2004 Annual Meeting. Only holders of record of Goodyear Common Stock at the close of business May 10, 2004 will be entitled to vote at the 2004 Annual Meeting and adjournments, if any, thereof.

June 2, 2004

By order of the Board of Directors:

C. Thomas Harvie, Secretary

Please complete, date and sign your Proxy and return it promptly in the enclosed envelope,

or vote via the Internet or by telephone.

I

PROXY STATEMENT

The Goodyear Tire & Rubber Company

GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear”, or “we” or “us”), to be voted at the annual meeting of shareholders to be held June 30, 2004 (the “Annual Meeting”), and at any adjournments thereof, for the purposes set forth in the accompanying notice.

   Goodyear’s executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is 330-796-2121.

   Our Annual Report to Shareholders for the year ended December 31, 2003 is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials. The approximate date on which this Proxy Statement and the related materials are first being sent to shareholders is June 4, 2004.

   Shares Voting. Holders of shares of the Common Stock, without par value, of Goodyear (the “Common Stock”) at the close of business on May 10, 2004 (the “record date”) are entitled to notice of, and to vote the shares of Common Stock they hold on the record date at, the Annual Meeting. As of the close of business on the record date, there were 175,339,715 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

   Quorum. In order for any business to be conducted, holders of at least a majority of shares entitled to vote must be represented at the meeting, either in person or by proxy.

   Adjourned Meeting. The holders of a majority of shares represented at the meeting, whether or not a quorum is present, may adjourn the meeting. If the time and place of the adjourned meeting is announced at the time adjournment is taken, no other notice need be given.

   Vote Required. The affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for any management or shareholder proposal to be adopted at the Annual Meeting. In the election of directors, the four candidates receiving the most votes will be elected.

   Abstentions, “withheld” votes and “broker non- votes” do not affect the election of directors and have the same effect as votes against any proposal voted upon by shareholders.

   Cumulative Voting For Directors. In the voting for Class II directors, you have the right to vote cumulatively for candidates nominated prior to the voting. In voting cumulatively, you may (a) give one candidate the number of votes equal to three times the number of shares of Common Stock you are entitled to vote, or (b) distribute your votes among the three candidates as desired.

   Voting Of Proxy. Three Goodyear directors, Messrs. Boland, Minter and Zimmerman, have been designated as proxies to vote (or withhold from voting) shares of Common Stock in accordance with your instructions. You may give your instructions using the accompanying proxy card, via the Internet or by telephone.

   Your shares will be voted for the four nominees identified at page 5, unless your instructions are to withhold your vote from any one or more of the nominees or to vote cumulatively for one or more of the nominees for election as Class II director. The proxies may cumulatively vote your shares if they consider it appropriate, except to the extent you expressly withhold authority to cumulate votes as to a nominee.

   Your Board of Directors anticipates that all of the nominees named will be available for election. In the event an unexpected vacancy occurs, your proxy may be voted for the election of a new nominee designated by the Board of Directors.

   Your shares will be voted in favor of the proposal by the Board of Directors to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Goodyear for 2004 and against the shareholder proposal, unless your instructions are otherwise or you expressly abstain from voting.

   Confidentiality. Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for Goodyear to assert or defend claims, (c) in the case of a contested election of director(s), or (d) at your express request. The inspectors of election and persons processing and tabulating your vote will be representatives of EquiServe Trust Company, N.A.

   Revocability Of Proxy. You may revoke or revise your proxy (whether given by mail, via the Internet or by telephone) by the delivery of a later proxy or by giving notice to Goodyear in writing or in open meeting. Your proxy revocation or revision will not affect any vote previously taken.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

    Goodyear is committed to having sound corporate governance principles. Having such principles is essential to running Goodyear’s business efficiently and to maintaining Goodyear’s integrity in the marketplace. Goodyear’s Corporate Governance Guidelines, Business Conduct Manual and Board of Directors and Executive Officers Conflicts of Interest Policy are available at http://www.goodyear.com/investor/governance.html. Please note, however, that information contained on the website is not incorporated by reference in, or considered to be a part of, this document.

Board Independence

   The Board has determined that each of the current directors, except the Chairman of the Board and Chief Executive Officer, is independent within the meaning of Goodyear’s director independence standards, which are attached to this proxy statement as Annex A. Furthermore, the Board has determined that each of the members of each of the Board committees is “independent” within the meaning of Goodyear’s director independence standards.

Board Structure and Committee Composition

   As of the date of this proxy statement, Goodyear’s Board has 11 directors classified into three classes and the following five committees: (1) Audit, (2) Compensation, (3) Corporate Responsibility, (4) Finance, and (5) Nominating and Board Governance. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Goodyear’s website at http://www.goodyear.com/investor/governance.html. During the 2003 fiscal year, the Board held 11 meetings. Each director attended at least 75% of all Board and applicable Committee meetings. Directors are encouraged to attend annual meetings of Goodyear shareowners. Nine directors attended the last annual meeting of shareowners. Individuals may communicate with the Board or individual Board members as described on Goodyear’s website at http://www.goodyear. com/investor/contact brd.html.

					Corporate			Nominating &
Name of Director	Audit		Compensation		Responsibility	Finance		Board Governance	Class

Non-Employee Directors:
Susan E. Arnold					X	X		X	I
James C. Boland	X	*	X			X			III
John G. Breen	X		X	*		X			II
Gary D. Forsee	X		X		X				I
William J. Hudson, Jr.	X		X			X	*		I
Steven A. Minter					X *			X	III
Rodney O’Neal (1)						X		X	II
Shirley D. Peterson (2)	X				X			X	II
Agnar Pytte (3)					X			X	II
James M. Zimmerman			X					X *	III
Employee Director
Robert J. Keegan									II
Number of Meetings in Fiscal 2003	10		3		2	3		6

X = Committee member; * = Chair; (1) Mr. O’Neal has been a director since February 2, 2004; (2) Ms. Peterson has been a director since April 13, 2004; (3) Dr. Pytte will retire immediately prior to the Annual Meeting

Audit Committee

   The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Goodyear’s financial statements, Goodyear’s compliance with legal and regulatory requirements, the independent accountants’ qualifications and independence and the performance of Goodyear’s internal auditors and independent accountants. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and determines the compensation of Goodyear’s independent accountants; reviews and approves the scope of the annual audit plan; reviews and pre-approves all auditing services and permitted non-audit services (and related fees) to be performed by the independent accountants; oversees investigations into complaints concerning financial matters; and reviews policies and guidelines with respect to risk assessment and risk management, including Goodyear’s major financial risk exposures. The Audit Committee works closely with management as well as Goodyear’s independent accountants. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Goodyear for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Board has determined that each member of the Audit Committee meets the independence requirements of the New York Stock Exchange and each of Messrs. Boland, Breen, Forsee and Hudson are an audit committee financial expert. Mr. Boland serves on the audit committees of three other public companies. The Board has determined, however, that Mr. Boland’s simultaneous service on multiple audit committees would not impair his ability to serve effectively on the Company’s Audit Committee.

   The report of the Audit Committee is included herein on page 19. The charter of the Audit Committee is available at http://www.goodyear.com/investor/governance.html and is also included herein as Annex B.

Compensation Committee

   The Compensation Committee discharges the responsibility of the Board of Directors relating to compensation practices and plans for Goodyear’s directors, executive officers and other key personnel. Among other things, the Compensation Committee prepares a report on executive compensation for inclusion in the annual proxy statement; reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer; determines the compensation of the Chief Executive Officer; advises the Board of Directors regarding directors’ and officers’ compensation and management development and succession plans; and undertakes such other activities as may be delegated to it from time to time by the Board of Directors.

   The Compensation Committee also administers Goodyear’s 2002 Performance Plan, Performance Recognition Plan, and certain other compensation and benefit plans sponsored by Goodyear. The charter of the Compensation Committee is available at http://www.goodyear.com/investor/governance.html.

Committee on Corporate Responsibility

   The Committee on Corporate Responsibility reviews Goodyear’s legal compliance programs as well as its business conduct policies and practices and its policies and practices regarding its relationships with shareholders, employees, customers, governmental agencies and the general public. The Committee may also recommend appropriate new policies to the Board of Directors. The charter of the Committee on Corporate Responsibility is available at http://www.goodyear.com/investor/governance.html.

Finance Committee

   The Finance Committee consults with management and makes recommendations to the Board of Directors regarding Goodyear’s capital structure, dividend policy, tax strategies, compliance with terms in financing arrangements, risk management strategies, banking arrangements and lines of credit and pension plan funding. The Finance Committee also reviews and consults with management regarding policies with respect to interest rate and foreign exchange risk, liquidity management, counter party risk, derivative usage, credit ratings, and investor relations activities. The charter of the Finance Committee is available at http://www.goodyear.com/investor/governance.html.

Nominating and Board Governance Committee

   The Nominating and Board Governance Committee identifies, evaluates and recommends to the Board of Directors candidates for election to the Board of Directors. The Committee also develops and recommends appropriate corporate governance guidelines, recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Goodyear and undertakes such other activities as may be delegated to it from time to time by the Board of Directors. The Board has determined that each member of the Nominating and Board Governance Committee meets the independence requirements of the New York Stock Exchange. The charter of the Nominating and Board Governance Committee is available at http://www.goodyear.com/investor/governance.html.

Consideration of Director Nominees

   The policy of the Nominating and Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating such nominations, the Nominating and Board Governance Committee seeks to address the criteria described below under “Director Selection Guidelines” as well as any needs for particular expertise on the Board.

   Any shareholder desiring to submit a proposed candidate for consideration by the Nominating and Board Governance Committee should send the name of such proposed candidate, together with biographical data and background information concerning the candidate, to: The Secretary, The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001.

Director Selection Guidelines

   The Board of Directors has approved Director Selection Guidelines that apply to prospective Board mem-

bers. Under these criteria, members of the Board should have a reputation for high moral character, integrity and sound judgment, substantial business expertise, financial literacy, achievement in his or her chosen field, should have adequate time to devote to Goodyear, and should have the ability to effectively serve several years prior to retirement at age 70. A person’s particular expertise and ability to satisfy the independence standards of the New York Stock Exchange may also be evaluated. Each Director must have the ability to fully represent Goodyear’s diverse constituencies.

Identifying and Evaluating Nominees for Director

   The Nominating and Board Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee also retains third-party executive search firms to identify candidates. Two nominees, Mr. O’Neal and Ms. Peterson, are proposed to be elected for the first time at the Annual Meeting. Each of these nominee’s names was first suggested by a third-party executive search firm.

   Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the Director Selection Guidelines described above. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in Goodyear’s Director Selection Guidelines.

   The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be elected to the Board, and the Board makes its decision after considering the recommendation and report of the Committee.

Executive Sessions

   Non-management Directors meet regularly in executive sessions without management. An executive session is generally held in conjunction with each regularly scheduled Board meeting. Non-management Directors are Directors who are not Company officers but otherwise include Directors, if any, who are not “independent” by virtue of the existence of a material relationship with Goodyear. Executive sessions are led by a “Presiding Director,” who is elected annually by the Board. Mr. Zimmerman, the current Presiding Director, was elected to that position on May 7, 2003.

DIRECTORS’ COMPENSATION

    Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, $17,500 per calendar quarter. The Presiding Director receives an additional $13,750 per calendar quarter. The chairperson of the Audit Committee receives an additional $3,750 per calendar quarter and the chairpersons of all other committees receive an additional $1,250 per calendar quarter. Any director who attends more than 24 board and committee meetings will receive $1,700 for each additional meeting attended ($1,000 if the meeting is attended by telephone). Travel and lodging expenses incurred in attending board and committee meetings are paid by Goodyear. A director who is also an officer or an employee of Goodyear or any of its subsidiaries does not receive additional compensation for his or her services as a director.

   Directors who are not current or former employees of Goodyear or its subsidiaries participate in the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”). The Directors’ Equity Plan is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of the Common Stock.

   Under the Directors’ Equity Plan, on the first business day of each calendar quarter each eligible director who has been a director for the entire preceding calendar quarter will have $17,500 accrued to his or her plan account. On April 14, 2004, individuals who had served as director since October 1, 2003 had an additional $20,000 accrued to their account pursuant to an April 13, 2004 amendment to the Directors’ Equity Plan. Amounts accrued are converted into units equivalent in value to shares of Common Stock at the fair market value of the Common Stock on the accrual date. The units will receive dividend equivalents at the same rate as the Common Stock, which dividends will also be converted into units in the same manner. The Directors’ Equity Plan also permits each participant to annually elect to have 25%, 50%, 75% or 100% of his or her retainer and meeting fees deferred and converted into share equivalents on substantially the same basis.

   A participating director is entitled to benefits under the Directors’ Equity Plan after leaving the Board of Directors unless the Board of Directors elects to deny or reduce benefits. Benefits may not be denied or reduced if, prior to leaving the Board of Directors, the director either (i) attained the age of 70 with at least five years of Board service or (ii) attained the age of 65 with at least ten years of Board service. The units will be converted to a dollar value at the price of the Common Stock on the later of the first business day of the seventh month following the month during which the participant ceases to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Such amount will be paid in ten annual installments or, at the discretion of the Compensation Committee, in a lump sum or in fewer than ten installments beginning on the tenth day following the aforesaid conversion from units to a dollar value. Amounts in Plan accounts will earn interest from the date converted to a dollar value until paid at a rate one percent higher than the prevailing yield on United States Treasury securities having a ten-year maturity on the conversion date.

   The units accrued to the accounts of the participating directors under the Directors’ Equity Plan at May 10, 2004 are set forth in the “Deferred Share Equivalent Units” column of the Beneficial Ownership of Management table on page 11.

   Goodyear also sponsors a Directors’ Charitable Award Program funded by life insurance policies owned by Goodyear on the lives of pairs of directors. Goodyear donates $1 million per director to one or more qualifying charitable organizations recommended by the paired directors after both of the paired directors are deceased. Assuming current tax laws remain in effect, Goodyear will recover the cost of the program over time with the proceeds of the insurance policies purchased. Directors derive no financial benefit from the program.

ELECTION OF DIRECTORS

(Item 1 on your Proxy)

   The Board of Directors is classified into three classes of directors. At each annual meeting of shareholders, directors of one class are elected, on a rotating basis, to three year terms, to serve as the successors to the directors of the same class whose terms expire at that annual meeting. Each class is currently comprised of three directors, except Class II which has five directors. Upon the retirement of Agnar Pytte immediately prior to the Annual Meeting, and pursuant to action previously taken by the Board, the Board of Directors will be comprised of ten directors. Following the Annual Meeting, Classes II and III will each be comprised of three directors and Class I will be comprised of four directors. The terms of the current Class II Directors will expire at the Annual Meeting. The current terms of the Class I and Class III Directors will expire at the 2005 and 2006 annual meetings, respectively.

   At the Annual Meeting, three persons are to be elected to serve as Class II Directors, each to a three year term and one person is to be elected to serve as a Class I Director for a one year term. The Board of Directors has selected the following nominees recommended by the Nominating and Board Governance Committee for election to the Board of Directors:

Class II
Robert J. Keegan
Rodney O’Neal
Shirley D. Peterson

Class I
John G. Breen

   Information concerning the four nominees is set forth on the following page.

NOMINEES FOR DIRECTOR — CLASS II, Three Year Terms Expiring in 2007

ROBERT J. KEEGAN

Chairman of the Board, Chief Executive Officer and President of Goodyear

Mr. Keegan joined Goodyear on October 1, 2000, and he was elected President and Chief Operating Officer and a Director of Goodyear on October 3, 2000 and President and Chief Executive Officer effective January 1, 2003. Mr. Keegan became Chairman of the Board effective July 1, 2003. Prior to joining Goodyear, Mr. Keegan was an Executive Vice President of Eastman Kodak Company. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through September 2000, except for a two year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation.

Age: 56

Director since: October 3, 2000

RODNEY O’NEAL

President, Dynamics, Propulsion, Thermal & Interior Sector, Delphi Corporation

Mr. O’Neal has served in various managerial positions at Delphi Corporation since 1999 and has served as the President of the Dynamics, Propulsion, Thermal & Interior Sector since January 1, 2004. Mr. O’Neal also served in various managerial and engineering positions at General Motors Corporation from 1976 to 1999, including vice president of General Motors and president of Delphi Interior Systems prior to Delphi’s separation from General Motors.

Age: 50

Director since: February 3, 2004

SHIRLEY D. PETERSON

Retired. Formerly partner in the law firm of Steptoe & Johnson LLP

Mrs. Peterson was President of Hood College from 1995-2000. From 1989 to 1993 she served in the U.S. Government, first appointed by the President as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of the Internal Revenue Service. She was also a partner in the law firm of Steptoe & Johnson LLP where she served a total of 22 years from 1969 to 1989 and from 1993 to 1994. Mrs. Peterson is also a director of AK Steel Corp., Federal-Mogul Corp. and is an independent trustee for Scudder Mutual Funds.

Age: 62

Director since: April 13, 2004

NOMINEE FOR DIRECTOR — CLASS I, One Year Term Expiring in 2005

JOHN G. BREEN

Retired. Formerly Chairman of the Board of The Sherwin-Williams Company, a manufacturer of paints, coatings and related products.

Mr. Breen was the Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company from January 15, 1979 to October 25, 1999, when he retired as Chief Executive Officer. He served as Chairman of the Board of The Sherwin-Williams Company until April 26, 2000, when he retired. He is a director of The Sherwin-Williams Company, Mead Westvaco Corporation, Parker-Hannifin Corporation and The Stanley Works.

Age: 69

Director since: January 7, 1992

CONTINUING DIRECTORS — CLASS I, Terms Expiring in 2005

SUSAN E. ARNOLD

President, Global Personal Beauty Care and Global Feminine Care of The Procter & Gamble Company

Ms. Arnold has held various marketing and managerial positions at The Procter & Gamble Co. since 1980, and was named President — Global Skin Care in 1999. Since 1999, Ms. Arnold has served as President of various Procter & Gamble businesses, most recently as President — Global Personal Beauty Care and Global Feminine Care.

Age: 50

Director since: January 21, 2003

GARY D. FORSEE

Chairman of the Board and Chief Executive Officer, Sprint Corp.

Mr. Forsee has served as Sprint Corp.’s Chief Executive Officer since March 19, 2003. Mr. Forsee has also served as Sprint’s Chairman of the Board of Directors since May 12, 2003. Prior to joining Sprint Mr. Forsee served as the Vice Chairman-Domestic Operations of BellSouth Corporation from December 2001 to February 2003, and held other managerial positions at BellSouth from September 1999 to December 2001. Prior to joining BellSouth, Mr. Forsee was President and Chief Executive Officer of Global One, a global telecommunications joint venture, from January 1998 to July 1999.

Age: 54

Director since: August 6, 2002

WILLIAM J. HUDSON, JR.

Retired. Formerly President and Chief Executive Officer and a Director of AMP, Incorporated, a global manufacturer of electrical and electronic components and assemblies.

Mr. Hudson was the President and Chief Executive Officer of AMP, Incorporated from January 1, 1993 to August 10, 1998. Mr. Hudson served as the Vice Chairman of AMP, Incorporated from August 10, 1998 to April 30, 1999. Mr. Hudson is a director of Keithley Instruments Company, a member of the Executive Committee of the United States Council for International Business, and a director of the Pinnacle Health Foundation.

Age: 70

Director since: November 7, 1995

CONTINUING DIRECTORS — CLASS III, Terms Expiring in 2006

JAMES C. BOLAND

Vice Chairman of Cavs/ Gund Arena Company

Mr. Boland was the President and Chief Executive Officer of Cavs/ Gund Arena Company (the Cleveland Cavaliers professional basketball team and Gund Arena) from 1998 to December 31, 2002, when he became Vice Chairman. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee. Mr. Boland is a director of International Steel Group Inc., Invacare Corporation and The Sherwin-Williams Company.

Age: 64

Director since: December 18, 2002

STEVEN A. MINTER

Retired. Formerly President and Executive Director of The Cleveland Foundation, a community trust devoted to health, education, social services and civic and cultural affairs.

Mr. Minter was the President and Executive Director of The Cleveland Foundation, Cleveland, Ohio, from January 1, 1984 to June 30, 2003, when he retired. Since September 1, 2003, Mr. Minter has served as a part-time Executive-in-Residence at Cleveland State University. Mr. Minter is a director of KeyCorp and a trustee of The College of Wooster.

Age: 65

Director since: February 12, 1985

JAMES M. ZIMMERMAN

Retired. Formerly Chairman of the Board of Federated Department Stores Inc., a national retailer.

Mr. Zimmerman served as the Chairman of the Board of Federated Department Stores, Inc. from May 1997 to January 2004, and was its Chief Executive Officer from May 1997 to February 2003. Mr. Zimmerman also served as Federated’s President and Chief Operating Officer from May 1988 to May 1997. He was first employed by Federated in 1965. Mr. Zimmerman is also a director of Chubb Corporation, H. J. Heinz Company and Convergys Corporation.

Age: 60

Director since: June 5, 2001

RETIRING DIRECTOR

Dr. Agnar Pytte, after more than sixteen years of service as a director, will retire immediately prior to the Annual Meeting.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 2 on your Proxy)

   The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC’) as independent accountants to audit Goodyear’s consolidated financial statements for the fiscal year ending December 31, 2004. During fiscal year 2003, PwC served as Goodyear’s independent accountants and also provided certain tax and other audit related services. See “Principal Accountant Fees and Services” on page 18. Representatives of PwC are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

   The following resolution will be presented by your Board of Directors at the Annual Meeting:

“Resolved, that the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2004 is hereby ratified.”

   In the event the appointment of PwC is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent accountants for 2004.

   Your Board of Directors recommends that shareholders vote FOR ratification (Proxy Item 2).

SHAREHOLDER PROPOSAL

(Item 3 on your Proxy)

   The proposal set forth below has been submitted by a shareholder. Goodyear will furnish to any person, orally or in writing as requested, the number of shares of Common Stock held by the shareholder proponent promptly upon any written or oral request.

“Shareholder Voting Right on a Poison Pill

   RESOLVED: That the shareholders of our company request that our Board of Directors seek shareholder approval at the earliest subsequent shareholder election, for the adoption, maintenance or extension of any current or future poison pill. Once adopted, removal of this proposal or any dilution of this proposal, would consistently be submitted to shareholder vote at the earliest subsequent shareholder election.

   We as shareholders voted in support of this topic:

Year	Rate of Support

2002	70%
2003	53%

   This percentage is based on yes and no votes cast. I believe this level of shareholder support is impressive because this support followed our Directors’ objection to the proposal. I believe that shareholders are more likely to vote in favor of this proposal topic if shareholders have the staff and/or resources to closely follow our company’s governance practices.

   Only 20% of shares outstanding supported our Directors’ position on this topic in 2002. This 20% management support is a direct comparison to our Directors’ percentage in the 2003 proxy.

   I do not see how our Directors object to this proposal because it gives our Directors the flexibly to overrule our shareholder vote if our Directors seriously believe they have a good reason. I believe our two consecutive votes are a strong signal of shareholder concern. This topic also won an overall 60% yes-vote at 79 companies in 2003.

   Victor Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

Poison Pill Negative

   The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

   Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

   Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management. Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

   An anti-democratic management scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

   Source: The Motley Fool

Akin to a Dictator

   Poison pills are akin to a dictator who says, “Give up more of your freedom and I’ll take care of you.” “Performance is the greatest defense against getting taken over. Ultimately if you perform well you remain independent, because your stock price stays up.”

   Source: T. J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years.

   I believe our Directors could make a token response to this proposal – hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill on short notice with no subsequent vote, would not substitute for this proposal.

Council of Institutional Investors Recommendation

   The Council of Institutional Investors www.cii.org. an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills.

Shareholder Voting Right on a Poison Pill

Yes on 3”

STATEMENT OF THE BOARD OF

DIRECTORS OPPOSING
SHAREHOLDER PROPOSAL

    The Board of Directors has already acted to terminate Goodyear’s Shareholder Rights Plan (the “Rights Plan”) effective June 1, 2004. Accordingly, the Board of Directors recommends that shareholders vote against the adoption of the shareholder proposal.

   The Board is mindful that the Rights Plan has been the subject of two similar proposals by the same shareholder in recent years. Although each of these prior proposals failed to receive the necessary votes for adoption, following the 2003 Annual Meeting of Shareholders the Board of Directors initiated a comprehensive review of the Rights Plan, and on February 3, 2004, determined to terminate the Rights Plan by accelerating its termination date from July 29, 2006 to June 1, 2004. In addition, the Board agreed to the following policy with respect to the future adoption of a rights plan (the “Policy”):

If the Company ever were to adopt a rights plan, the Board of Directors would seek prior shareholder approval of the plan unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt a plan before obtaining shareholder approval.

If a rights plan is adopted without prior shareholder approval, the plan must either be ratified by shareholders or must expire within one year.

   The Policy is in Goodyear’s Corporate Governance Guidelines and is designed to balance the concerns of shareholders expressed in the votes of the prior rights plan proposals with the Directors’ fiduciary obligations under Ohio law. A blanket requirement that shareholders approve all rights plans under all circumstances could, in certain circumstances, prevent the Directors from fulfilling their fiduciary obligations, especially in the context of a takeover attempt. As a result, the Policy gives the Board of Directors the flexibility to adopt a shareholder rights plan in the future when, consistent with its fiduciary obligation under Ohio law, a committee consisting solely of independent Directors determines such action to be in the best interests of Goodyear’s shareholders. In the event that a rights plan is adopted in the future, the Policy requires that Goodyear’s shareholders would have to approve the rights plan within one year or the rights plan would expire.

   Your Board of Directors strongly believes that by adopting the Policy and terminating the Rights Plan early it has appropriately implemented the proposal.

   Your Board of Directors recommends that shareholders vote AGAINST the adoption of the Shareholder Proposal (Proxy Item 3.)

OTHER BUSINESS

    Your Board of Directors does not intend to bring any other business before the Annual Meeting and is not aware of any other business intended to be presented by any other person.

   After the conclusion of the matters described above, shareholders will have an opportunity to ask appropriate questions regarding Goodyear and its operations.

   If any other matters properly come before the Annual Meeting, your proxy will be voted by Messrs. Boland, Minter and Zimmerman in such manner as they, in their discretion, deem appropriate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The firms identified in the table below have reported that they beneficially owned at December 31, 2003 more than 5% of the outstanding shares of the Common Stock as follows:

	Shares of Common	Percent of Common
Name and Address	Stock Beneficially	Stock Outstanding
of Beneficial Owner	Owned	Beneficially Owned

Brandes Investment Partners, Inc. and related parties
11988 El Camino Real, Suite 500
San Diego, California 92130	28,534,995 (1)	16.3%

Notes:

(1)	Shared dispositive power in respect of 28,534,995 shares and shared voting power in respect of 22,563,208 shares, as stated in a Schedule 13G dated February 19, 2004.

   In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, has indicated that at the record date it held 23,053,412 shares, or approximately 13.15% of the outstanding shares, of Common Stock, including 21,463,408 shares, or approximately 12.24% of the outstanding shares, of Common Stock held as the trustee of three employee savings plans sponsored by Goodyear and certain subsidiaries.

   On the record date, each director and nominee, each person named in the Summary Compensation Table on page 12, and all directors and executive officers as a group, beneficially owned the number of shares of Common Stock set forth in the Beneficial Ownership of Management table below.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT

	Beneficial Ownership at May 10, 2004 (1)

			Shares of
	Shares of		Common Stock	Shares of Common
	Common Stock		Held in	Stock Subject to	Deferred Share
Name	Owned Directly (2)		Savings Plan (3)	Exercisable Options (4)	Equivalent Units

Susan E. Arnold	-0-		-0-	-0-	6,592	(11)
James C. Boland	3,000		-0-	-0-	8,015	(11)
John G. Breen	5,200	(5)(6)	-0-	-0-	38,423	(11)
Christopher W. Clark	1,375		869	75,952	-0-
Gary D. Forsee	1,000		-0-	-0-	9,097	(11)
C. Thomas Harvie	7,237		1,106	142,000	1,415	(12)
William J. Hudson, Jr	5,000		-0-	-0-	27,094	(11)
Jarro F. Kaplan	3,000	(7)	-0-	72,490	-0-
Robert J. Keegan	65,182	(8)	446	327,500	-0-
Steven A. Minter	1,580	(6)	-0-	-0-	18,546	(11)
Rodney O’Neal	-0-		-0-	-0-	-0-
Shirley D. Peterson	-0-		-0-	-0-	-0-
Agnar Pytte	1,200	(6)	-0-	-0-	39,308	(11)
Robert W. Tieken	4,712	(9)	1,267	159,250	1,685	(12)
James M. Zimmerman	2,635		-0-	-0-	9,883	(11)

All directors, the Named Officers and all other executive officers as a group (33 persons)	148,074	(10)	23,176	1,417,252	202,174

Notes:

(1)	The number of shares indicated as beneficially owned by each of the directors and named executive officers, and the 1,588,502 shares of Common Stock indicated as beneficially owned by all directors and officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In each case, beneficial ownership is less than one percent of all outstanding shares of Common Stock.

(2)	Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

(3)	Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees.

(4)	Shares which may be acquired upon the exercise of options which are exercisable prior to July 10, 2004 under Goodyear’s 2002 Performance Plan (the “2002 Plan”), Goodyear’s 1997 Performance Incentive Plan (the “1997 Plan”) and the 1989 Goodyear Performance and Equity Incentive Plan (the “1989 Plan”).

(5)	Includes 5,000 shares jointly owned by Mr. Breen and his spouse.

(6)	Includes 200 shares acquired pursuant to Goodyear’s 1994 Restricted Stock Award Plan for Non-employee Directors, which shares are subject to certain restrictions.

(7)	Shares owned jointly by Mr. Kaplan and his spouse.

(8)	Includes 50,000 shares acquired under the 1997 Plan and a Restricted Stock Purchase Agreement and 13,000 shares owned by his spouse.

(9)	Includes 1,980 shares owned jointly by Mr. Tieken and his spouse.

(10)	Includes 119,236 shares owned of record and beneficially or owned beneficially through a nominee, and 28,838 shares held by or jointly with family members of certain directors and executive officers.

(11)	Deferred units, each equivalent to a hypothetical share of Common Stock, accrued to accounts of the director under Goodyear’s Outside Directors’ Equity Participation Plan, payable in cash following retirement from the Board of Directors. See “Directors’ Compensation” at page 4.

(12)	Units, each equivalent to a hypothetical share of Common Stock, deferred pursuant to performance awards earned under the 2002 Plan, 1997 Plan and the 1989 Plan and receivable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.

EXECUTIVE OFFICER COMPENSATION

SUMMARY OF COMPENSATION

   The table below sets forth information regarding the compensation of the Chief Executive Officer of Goodyear and the persons who were, at December 31, 2003, the other four most highly compensated executive officers of Goodyear (the “Named Officers”) for services in all capacities to Goodyear and its subsidiaries during 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE

					Long Term Compensation

					Awards		Payouts
	Annual Compensation
						Securities
				Other		Underlying	Long Term	All
				Annual		Options/	Incentive	Other
				Compen-	Restricted	SARs	Plan	Compen-
			Bonus	sation	Stock	(Number	Payouts	sation
		Salary	(Dollars)	(Dollars)	Award(s)	of	(Dollars)	(Dollars)
Name and Principal Position	Year	(Dollars)	(1)	(2)	(Dollars)	Shares)	(3)	(4)

Robert J. Keegan	2003	$1,000,000	$509,200	$8,256	-0-	200,000	-0-	$-0-
Chairman of the Board,	2002	840,000	-0-	8,250	-0-	140,000	-0-	5,100
Chief Executive Officer	2001	826,667	566,724	81,686	-0-	90,000	-0-	5,100
and President (5)

C. Thomas Harvie	2003	415,000	175,000	8,250	-0-	42,700	-0-	-0-
Senior Vice President, General	2002	415,000	102,537	8,250	-0-	32,000	-0-	6,655
Counsel and Secretary	2001	410,000	271,408	620	-0-	32,000	-0-	16,208

Christopher W. Clark	2003	310,083	256,888	2,000	-0-	26,000	-0-	-0-
Senior Vice President,	2002	295,000	171,000	-0-	-0-	18,000	-0-	5,100
Global Sourcing (6)	2001	286,667	207,518	1,500	-0-	18,000	-0-	5,100

Robert W. Tieken	2003	465,000	84,000	8,256	-0-	45,000	-0-	-0-
Executive Vice President and	2002	465,000	82,500	8,250	-0-	40,000	-0-	6,889
Chief Financial Officer	2001	460,000	283,635	-0-	-0-	40,000	-0-	15,404

Jarro F. Kaplan	2003	281,667	252,666	-0-	-0-	26,000	-0-	12,000
President, Eastern Europe,	2002	270,000	255,000	-0-	-0-	17,000	-0-	12,000
Africa and Middle East Region (7)	2001	238,009	78,575	-0-	-0-	15,000	-0-	12,000

Notes to Summary Compensation Table:

(1)	Amounts awarded under the Performance Recognition Plan. In respect of 2001, the amounts indicated also include amounts awarded in cash and shares of Common Stock to Messrs. Keegan and Tieken pursuant to one year performance awards under the 1997 Plan. The payment of all of the award to Mr. Keegan in respect of 2001, was deferred pursuant to the Deferred Compensation Plan for Executives. Additional information regarding the amounts awarded to the Named Officers and other executive officers under the Performance Recognition Plan for 2003 is contained in the Compensation Committee Report On Executive Compensation beginning at page 20.

(2)	Amounts shown represent the cost to Goodyear of tax and financial planning assistance provided to the Named Officers by third parties, and moving expenses of $75,311 paid to Mr. Keegan in 2001.

(3)	No payouts were earned in 2003, 2002 or 2001 pursuant to performance equity grants under the 1997 Plan for performance periods ended December 31, 2003, 2002 or 2001, except as reported at Note 1 above.

(4)	All Other Compensation for individuals other than Mr. Kaplan consists of:

(a)	for 2002 (i) the value of deferred Common Stock equivalent units accrued as dividend equivalents during 2002 in respect of units awarded and deferred in February of 2001, 2000, 1999, 1998 and 1997, and (ii) $5,100 of matching contributions under Goodyear’s Savings Plan.

(b)	for 2001 (i) the value of deferred Common Stock equivalent units accrued as dividend equivalents during 2001 in respect of units awarded and deferred in February of 2000, 1999, 1998 and 1997, and (ii) $5,100 of matching contributions under Goodyear’s Savings Plan.

Mr. Kaplan received foreign service premium payments of $12,000 in each of 2003, 2002 and 2001. Mr. Kaplan did not receive matching contributions under Goodyear’s Savings Plan in 2003, 2002 or 2001.

(5)	Mr. Keegan became a Goodyear employee on October 1, 2000 and served as President and Chief Operating Officer from October 3, 2000 until he was elected the President and Chief Executive Officer effective January 1, 2003. Mr. Keegan became Chairman of the Board effective June 30, 2003.

(6)	Mr. Clark has served as Senior Vice President, Global Sourcing since November 3, 2003. He served as President, Latin America Region, from August 1, 2002 to November 2, 2003.

(7)	Mr. Kaplan has served as President, Eastern Europe, Africa and Middle East Region since May 7, 2001. He served as Managing Director of Deutsche Goodyear from 1999 until May 6, 2001.

OPTION/SAR GRANTS IN 2003

   The table below shows all grants of stock options and SARs during 2003 to the Named Officers. Ordinarily, Stock Options and SARs are granted annually in December of each year.

OPTION/SAR GRANTS IN 2003

	Individual Grants

					Potential Realizable Value
	Number of Securities	% of Total			at Assumed Annual Rates of
	Underlying	Options/	Exercise		Stock Price Appreciation for
	Options/SARs	SARs	or		Option Term
	Granted	Granted to	Base Price		(Dollars)(3)(4)
	(Number of	Employees	(Dollars per	Expiration
Name	Shares)(1)	in 2003	Share)(2)	Date	5%	10%

Robert J. Keegan	200,000	5.2%	$6.81	12-02-13	$856,000	$2,170,000
C. Thomas Harvie	42,700	1.1	6.81	12-02-13	182,756	463,295
Christopher W. Clark	26,000	.7	6.81	12-02-13	111,280	282,100
Robert W. Tieken	45,000	1.2	6.81	12-02-13	192,600	488,250
Jarro F. Kaplan	26,000	.7	6.81	12-02-13	111,280	282,100

Notes To Option/ SAR Grants Table:

(1)	On December 2, 2003, stock options in respect of an aggregate of 3,850,350 shares of Common Stock were granted to 842 persons, including the Named Officers. All shares are the subject of non-qualified stock options. Each stock option will become exercisable in respect of 25% of the shares covered thereby on each of the first four anniversaries of the grant date. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until its expiration date, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option will become exercisable and remain exercisable for up to three years after the date of death of the optionee. Each option also includes the right to the automatic grant of a new option (a “reinvestment option”) for that number of shares tendered in the exercise of the original stock option. The reinvestment option will be granted on, and will have an exercise price equal to the fair market value of the Common Stock on, the date of the exercise of the original stock option and will be subject to the same terms and conditions as the original stock option except for the exercise price and the reinvestment option feature.

(2)	The exercise price of each stock option is equal to 100% of the per share fair market value of the Common Stock on the date granted. The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the market value on the date of exercise.

(3)	The dollar amounts shown reflect calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. No economic benefit to the optionees is possible without an increase in price of the Common Stock, which will benefit all shareholders commensurately.

(4)	In order to realize the potential values set forth in the 5% and 10% columns of the Table, the per share price of the Common Stock would be $11.09 and $17.66, respectively.

OPTION/SAR 2003 EXERCISES AND YEAR-END VALUES

   The table below sets forth certain information regarding option and SAR exercises during 2003, and the value of options/ SARs held at December 31, 2003, by the Named Officers.

AGGREGATED OPTION/SAR EXERCISES IN 2003 AND

DECEMBER 31, 2003 OPTION/SAR VALUES

			Number of Securities
			Underlying
			Unexercised		Value of Unexercised
	Shares		Options/SARs at		In-the-Money Options/SARs
	Acquired		December 31, 2003		at December 31, 2003
	on Exercise	Value	(Number of Shares)		(Dollars)(1)
	(Number of	Realized
Name	Shares)	(Dollars)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Keegan	-0-	-0-	327,500	432,500	$0	$210,000
C. Thomas Harvie	-0-	-0-	140,750	90,950	0	44,835
Christopher W. Clark	-0-	-0-	80,852	53,500	0	27,300
Robert W. Tieken	-0-	-0-	184,250	103,750	0	47,250
Jarro F. Kaplan	-0-	-0-	72,490	48,800	0	27,300

Note to Option/ SAR Exercises and Year-End Values Table:

(1)	Determined using $7.86 per share, the closing price of the Common Stock on December 31, 2003, as reported on the New York Stock Exchange Composite Transactions tape.

LONG TERM INCENTIVE AWARDS

   The 2002 Performance Plan of the Company (the “2002 Plan”) empowers the Compensation Committee to make grants and awards from time to time until April 15, 2005. Such grants and awards may be incentive or non-qualified stock options, stock appreciation rights, restricted stock grants, performance grants, any other stock-based grants and awards authorized by the Committee, or any combination of any or all of such grants and awards, whether in tandem with each other or otherwise, to officers and other key employees of the Company and its subsidiaries.

   During 2003, the Company did not make any long term grants or awards to any Named Officer. Accordingly, the long term incentive plan awards table is omitted.

OTHER COMPENSATION PLAN INFORMATION

Stock Options and SARs

   At May 10, 2004, stock options (including, in the case of certain options, tandem SARs) in respect of 22,412,744 shares were outstanding under the 2002, 1997 and 1989 Plans having a weighted average exercise price of $28.11.

Performance Recognition Plan

   Approximately 768 key employees, including all executive officers of Goodyear, will participate in the Performance Recognition Plan of Goodyear (the “Performance Plan”) for plan year 2004. On December 1, 2003, the Committee selected the participants, established their respective target bonuses, and approved the performance criteria and goals. Awards in respect of plan year 2004 will be made in 2005 based on each participant’s level of achievement of his or her goals, the Chief Executive Officer’s (or, in the case of participants who are not officers, other officers’ of Goodyear) evaluation of the extent of the participant’s contribution to Goodyear, and the Committee’s determination of the amount available for payment to the relevant group of participants. Awards, if any, will be paid (except to the extent deferred by the Committee) in cash. Target bonuses under the Performance Plan have been established for calendar year 2004 as follows: Mr. Keegan, $1,300,000; Mr. Harvie, $280,000; Mr. Clark, $220,000; Mr. Tieken, $330,000; Mr. Kaplan, $190,000, and all participants (768 persons) as a group, $26,167,067.

Executive Performance Plan

   On December 1, 2003, the Compensation Committee established the Executive Performance Plan. The purpose of the plan is to provide long-term incentive compensation opportunities to attract, retain and reward key personnel and to motivate key personnel to achieve business objectives. Upon the attainment of performance goals established by the Committee, participants will be eligible to receive a cash award at the end of the performance period subject to adjustment and approval by the Committee. No grants were issued under this plan as of January 1, 2004.

Savings Plan

   Goodyear sponsors the Employee Savings Plan for Salaried Employees (the “Savings Plan”). An eligible employee, including officers, may contribute 1% to 50% of his or her compensation to the Savings Plan, subject to an annual contribution ceiling ($13,000 in 2004). Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually up to a specified amount ($3,000 in 2004). Contributions to the Savings Plan are not included in the current taxable income of the employee pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. Employee contributions are invested, at the direction of the participant, in any one or more of the nine available funds and/or in mutual funds under a self directed account.

   Prior to January 1, 2003, Goodyear matched at a 50% rate each dollar contributed by a participating employee up to a maximum of the lesser of (i) 6% of the participant’s annual compensation or (ii) legally imposed limits. Goodyear contributions are invested by the Savings Plan trustee in shares of Common Stock. Goodyear suspended the matching program effective January 1, 2003. Participants with three years of service or who have attained age 52 may transfer all or any whole percentage of their employer match funds from the Goodyear Stock Fund to any one or more of the other investment alternatives.

Severance Plan

   The Goodyear Employee Severance Plan (the “Severance Plan”), adopted on February 14, 1989, provides that, if a full-time salaried employee of Goodyear or any of the domestic subsidiaries (who participates in the Salaried Pension Plan) with at least one year of service is involuntarily terminated (as defined in the Severance Plan) within two years following a change in control, the employee is entitled to severance pay, either in a lump sum or, at the employee’s election, on a regular salary payroll interval basis.

   The severance pay will equal the sum of (a) two weeks’ pay for each full year of service with Goodyear and its subsidiaries and (b) one month’s pay for each $12,000 of total annual compensation (the base salary rate in effect at the date of termination, plus all incentive compensation received during the twelve months prior to his or her separation). Severance pay may not exceed two times the employee’s total annual compensation.

   In addition, medical benefits and basic life insurance coverage will be provided to each employee on the same basis as in effect prior to his or her separation for a period of weeks equal to the number of weeks of severance pay. A change in control is deemed to occur upon the acquisition of 35% or more of the Common Stock by any “acquiring person” or any change in the composition of the Board of Directors of Goodyear with the effect that a majority of the directors are not “continuing directors.”

   If the Named Officers had been involuntarily terminated as of December 31, 2003 (following a change in control), the amount of severance pay due would have been: Mr. Keegan $2,000,000; Mr. Harvie, $965,000; Mr. Clark $1,012,000; Mr. Tieken, $1,095,000; and Mr. Kaplan $1,080,000.

   The Company also follows general guidelines for providing severance benefits to executive officers of the Company whose employment terminates prior to retirement, and under appropriate circumstances. Executive officers eligible for such benefits typically receive a separation allowance based on individual circumstances, including length of service, in an amount generally equivalent to 6 to 18 months of base salary plus an amount based on the individual’s target bonus then in effect over an equivalent period. The separation allowance may be paid in a single lump sum or in installments. The Company may also provide limited outplacement and personal financial planning services to eligible executive officers following their termination.

Deferred Compensation Plan

   Goodyear’s Deferred Compensation Plan for Executives provides that an eligible employee may elect to defer all or a portion of his or her Performance Plan award and/or annual salary by making a timely deferral election. Several deferral period options are available. All amounts deferred earn amounts equivalent to the returns on one or more of five reference investment funds, as selected by the participant. The plan was amended in 2002 to eliminate a provision that required the automatic deferral of any cash compensation earned which, if paid as and when due, would not be deductible by Goodyear for federal income tax purposes by reason of Section 162(m) of the Code.

RETIREMENT BENEFITS

   Goodyear maintains a Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under the Code, in which many salaried employees, including most executive officers, participate. The Pension Plan permits any eligible employee to make monthly optional contributions up to a maximum 2004 contribution of $3,660.50. The Code limits the maximum amount of earnings that may be used in calculating benefits under the Pension Plan, which limit is $205,000 for 2004. The Pension Plan provides benefits to participants who have at least five years of service upon any termination of employment.

   Goodyear also maintains a Supplementary Pension Plan (the “Supplementary Plan”), a non-qualified, unfunded plan which provides additional retirement benefits to certain officers and other key employees. The Supplementary Plan provides pension benefits to participants who have at least 30 years of service or have ten years of service and are age 55 or older.

   Under the Pension Plan and the Supplementary Plan (the “Pension Plans”), benefits payable to a participant who retires between ages 55 and 65 are subject to a reduction for each full year of retirement before age 65. Participants may elect a lump sum payment of benefits under the Pension Plans, subject to the approval of the

Compensation Committee in respect of benefits under the Supplementary Plan.

   The table below shows estimated annual benefits payable at selected earnings levels under the Pension Plans assuming retirement on July 1, 2004 at age 65 after selected periods of service.

   The pension benefit amounts shown include the maximum benefits obtainable and assume payments are made on a five year certain and life annuity basis and are not subject to any deduction for social security or any other offsets. Pension benefits are based on the retiree’s highest average annual earnings, consisting of salary and cash payments under the Performance Recognition Plan, for any five calendar years out of the ten years immediately preceding his or her retirement (assuming full participation in the contributory feature of the Pension Plan).

   Earnings covered by the Pension Plans are substantially equivalent to the sum of the amounts set forth under the “Salary” and “Bonus” columns of the Summary Compensation Table on page 13. The years of credited service under the Pension Plans for the Named Officers are: Mr. Keegan, 32 years (Supplementary Plan only); Mr. Harvie, 8 years; Mr. Clark, 30 years; Mr. Tieken, 9 years, and Mr. Kaplan 34 years.

PENSION PLAN TABLE

5 Year Average	Estimated annual benefits upon retirement at July 1, 2004, for years of service indicated.
Annual
Remuneration	10 Years	15 Years	25 Years	30 Years	35 Years	40 Years	45 Years

$250,000	$50,064	$68,625	$99,049	$111,190	$118,264	$124,853	$131,423
500,000	105,064	143,625	206,549	231,190	245,764	259,853	273,923
750,000	160,064	218,625	314,049	351,190	373,264	394,853	416,423
1,000,000	215,064	293,625	421,549	471,190	500,764	529,853	558,923
1,250,000	270,064	368,625	529,049	591,190	628,264	664,853	701,423
1,500,000	325,064	443,625	636,549	711,190	755,764	799,853	843,923
1,750,000	380,064	518,625	744,049	831,190	883,264	934,853	986,423
2,000,000	435,064	593,625	851,549	951,190	1,010,764	1,069,853	1,128,923
2,500,000	545,064	743,625	1,066,549	1,191,190	1,265,764	1,339,853	1,413,923

EMPLOYMENT AGREEMENT

   Mr. Keegan and Goodyear entered into an agreement, dated September 11, 2000, which provided, among other things, for the employment of Mr. Keegan as President and Chief Operating Officer.

   Under the agreement, Mr. Keegan received an initial base salary of $800,000 per year and a bonus for 2000 of $432,000. The agreement also provided an annual bonus target of $640,000 for 2001. In accordance with the agreement and determinations of the Compensation Committee, Mr. Keegan was also granted a stock option for 250,000 shares of Common Stock on October 3, 2000, at an $18.25 per share exercise price. The agreement also set forth the Company’s expectation with respect to grants to be made under Goodyear’s long-term incentive program. The agreement stated that the target amount of stock option grants for Mr. Keegan’s position was 140,000 shares. The agreement noted that this amount was subject to reduction if the Company adopted an additional component to the program.

   As contemplated by the agreement, on December 4, 2000, Mr. Keegan was granted stock options for 80,000 shares of Common Stock at an exercise price of $17.68 per share and on December 5, 2000 he was awarded performance unit grants for 12,000 units for the performance period ending December 31, 2001, for 24,000 units for the performance period ending December 31, 2002, and for 36,000 units for the performance period ending December 31, 2003.

   In accordance with the agreement and under the 1997 Plan, Mr. Keegan entered into a Restricted Stock Purchase Agreement dated October 3, 2000, pursuant to which he purchased 50,000 shares of the Common Stock for $.01 per share, which shares could not be transferred by Mr. Keegan prior to October 3, 2002 and were subject to a repurchase option whereby Goodyear could have repurchased all or a portion of such shares at $.01 per share through October 3, 2002 if Mr. Keegan ceased to be employed by Goodyear for any reason (other than his death or disability) prior to October 3, 2002. On October 3, 2002 Goodyear’s conditional repurchase option expired and all other restrictions on transfer lapsed.

   Mr. Keegan will also receive a total pension benefit equal to what he would have earned under the Pension Plans if his service with Goodyear were equal to the total of his service with Goodyear and Eastman Kodak Company. Mr. Keegan also received a $10,000 relocation allowance. He also receives the same non-salary benefits generally made available to Goodyear executive officers.

   Mr. Keegan’s agreement was supplemented on February 3, 2004 to provide for the payment of severance compensation to Mr. Keegan upon the termination of his employment with Goodyear under the circumstances outlined in the supplemental agreement. If paid, the severance compensation would consist of (i) two times the sum of Mr. Keegan’s annual base salary and target bonus then in effect, plus (ii) the pro rata portion of Mr. Keegan’s target bonus for the then current fiscal year. In the event that severance compensation is paid to Mr. Keegan under the agreement, the agreement restricts Mr. Keegan from participating in any business that competes with Goodyear for a period of two years. The term of the supplemental agreement is from February 3, 2004 to February 28, 2009. If Mr. Keegan’s employment was terminated as of December 31, 2003 and the supplemental agreement was in effect at that time, the amount of severance due Mr. Keegan would have been $4,000,000. This amount would not be payable if Mr. Keegan received benefits under previously described Severance Plan.

CONSULTING AGREEMENT

   Mr. Samir G. Gibara and Goodyear entered into an agreement, dated February 4, 2003, which provided for the retention of Mr. Gibara as a consultant to Goodyear from January 1, 2003 through December 31, 2003. Under the agreement, Mr. Gibara provided assistance and advice to Goodyear and received $180,000 paid in equal monthly installments. The payments under the consulting agreement were in addition to any fees Mr. Gibara received as a non-employee director. Mr. Gibara previously served as Goodyear’s Chief Executive Officer from January 1, 1996 to December 31, 2002 and as its Chairman of the Board of Directors from July 1, 1996 to June 30, 2003.

OTHER MATTERS

   During 2003, Goodyear and its subsidiaries in the ordinary course of their business and at competitive prices and terms made sales to or purchases from, or engaged in other transactions with, corporations of which certain Goodyear non-employee directors are executive officers and/or directors. Goodyear does not consider the transactions to be material to its business and believes such transactions were not material in relation to the business of such other corporations or the interests of the directors concerned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires directors and officers to file reports of ownership and changes in ownership in Goodyear’s equity securities with the Securities and Exchange Commission, the New York Stock Exchange and Goodyear. Based solely on a review of the copies of Forms 3, 4 and 5 received, and on written representations from certain directors and officers that no updating Section 16(a) forms were required to be filed by them, Goodyear believes that no Goodyear director or officer filed a late report or failed to file a required report under Section 16(a) of the Exchange Act during or in respect of the year ended December 31, 2003 with the exception of Samir G. Gibara who, due to an administrative error on the part of Goodyear in communicating a cash distribution from Goodyear’s 401(k) plan in connection with Mr. Gibara’s retirement, filed a report on January 15, 2003 relating to a January 6, 2003 distribution of cash; and Eric A. Berg who, due to an administrative error on the part of Goodyear in communicating the lapse of restrictions on a prior grant of restricted stock and a related withholding of shares for payment of withholding taxes, filed a report on March 21, 2003 reporting the March 6, 2003 withholding transaction.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

    The Audit Committee has appointed PricewaterhouseCoopers LLP as Goodyear’s independent accountants for the fiscal year ending December 31, 2004. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Goodyear for PricewaterhouseCoopers LLP

   The following table presents fees and expenses for audit services rendered by PricewaterhouseCoopers LLP for the audit of Goodyear’s annual Financial Statements for fiscal 2003 and 2002 and fees and expenses for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2003	2002

Audit Fees and Expenses (1)	$11,352,000	$6,865,000
Audit-Related Fees and Expenses (2)	2,228,000	915,000
Tax Fees and Expenses (3)	2,245,000	2,226,000
All Other Fees and Expenses (4)	1,835,000	2,390,000
Total	$17,660,000	$12,396,000

(1)	Audit fees and expenses represent fees and expenses for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees and expenses consisted primarily of accounting consultations, employee benefit plan audits and services related to business acquisitions and divestitures.

(3)	Tax fees and expenses consisted primarily of expatriate tax services, assistance in the preparation of international tax returns and consultations on various tax matters worldwide.

(4)	All other fees and expenses principally include forensic accounting investigative services in 2003, and pre-implementation information systems control reviews and assistance in the implementation of SAP in Asia in 2002.

   All audit, audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of audit, audit-related, tax services and all other fees on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. Under the policy, the Audit Committee delegates pre-approval authority to the Chair of the Committee. The Chair is to report any such pre-approval decisions to the Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board of Directors has reviewed and discussed with management and PricewaterhouseCoopers LLP, independent accountants for Goodyear, the consolidated financial statements of Goodyear and its subsidiaries to be set forth in Goodyear’s 2003 Annual Report to Shareholders and in Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2003.

   The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters under Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, which include, among other items, matters relating to the conduct of an audit of Goodyear’s financial statements. As a result of the restatement of the Company’s consolidated financial statements as described in Note 2 to the Company’s 2003 financial statements, management informed the Committee of actions taken and to be taken to improve the Company’s internal controls.

   The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence from Goodyear.

   Based on the review and discussions with management and PricewaterhouseCoopers LLP referred to above, the Audit Committee has recommended to the Board of Directors that Goodyear publish the consolidated financial statements of Goodyear and subsidiaries for the year ended December 31, 2003 in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2003 and in its 2003 Annual Report to Shareholders.

May 18, 2004

The Audit Committee

James C. Boland, Chairman
John G. Breen	Gary D. Forsee
William J. Hudson, Jr.	Shirley D. Peterson

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Policies and Practices

   The Board of Directors of Goodyear (the “Board”) has delegated to the Compensation Committee of the Board (the “Committee”) primary responsibility for establishing and administering the compensation programs of Goodyear for its executive officers and other key personnel. In performing its duties, the Committee meets with the Chief Executive Officer to review compensation policy and specific levels of compensation paid to the executive officers and other key personnel, administers Goodyear’s plans for its executive officers and certain other key personnel and reports and makes recommendations to the Board regarding executive compensation policies and programs.

   The Committee annually reviews Goodyear’s executive compensation practices to determine whether Goodyear’s executive compensation practices (a) enable Goodyear to attract and retain qualified and experienced executive officers and other key personnel, (b) will motivate executive officers and other key personnel to attain appropriate short term and long term performance goals and to manage Goodyear for sustained long term growth, and (c) align the interests of executive officers and other key personnel with the interests of the shareholders.

   Goodyear provides compensation in the form of: (1) competitive salaries; (2) annual cash bonuses based on performance measured against specific goals; and (3) long term compensation in the form of Common Stock of Goodyear and/or cash pursuant to performance unit grants with multi-year performance periods and stock options granted at the fair market value of the Common Stock on the date of grant.

   Executive compensation programs are designed so that a substantial percentage of each executive officer’s compensation is dependent upon corporate performance and appreciation in the value of Common Stock.

   In addition, the Committee desires to encourage ownership of Common Stock by executive officers by providing forms of performance-based incentive compensation that give executive officers the opportunity to acquire shares of Common Stock. In furtherance of this objective, the Chief Executive Officer reviews ownership levels among the executive officers and reports them to the Committee.

   Section 162(m) of the Internal Revenue Code (the “Code”) provides that compensation paid to a public company’s chief executive officer and its four other highest paid executive officers in excess of $1 million is not deductible unless such compensation is paid only upon the achievement of objective performance goals where certain procedural requirements have been satisfied. Alternatively, such compensation may be deferred until the executive officer is no longer a covered person under Section 162(m) of the Code. The Committee does not mandate the automatic deferral of compensation of any cash compensation earned which, if paid as and when due, would not be deductible by Goodyear for federal income tax purposes by reason of Section 162(m) of the Code. In 2003, no executive officer was paid in excess of $1 million.

Compensation of Executive Officers

   Salaries and Annual Bonus. The Committee met with the Chief Executive Officer to receive his recommendations regarding 2003 adjustments to the salary and annual bonus guidelines for each executive officer. The guidelines for each position were based primarily on market data from two generally available surveys (one of more than 400 companies and the other of more than 700 companies) and one independent 2002 survey (46 companies with median sales of $23.8 billion) of the salary and annual bonus practices of other companies. The Committee generally establishes salary and annual performance bonus guidelines at levels that approximate the median (the 50th percentile), determined utilizing regression analysis based on revenues, of such kinds of compensation paid by the surveyed companies. In addition to the individual position data surveys, three other general surveys indicating past, present and projected salary and bonus structures and annual increases for executive positions were reviewed.

   The Committee also considered the Chief Executive Officer’s recommendations, which were based in substantial part on the aforesaid guidelines as well as on certain subjective factors, including his evaluation of the performance of each executive officer, Goodyear’s recent performance and general economic and competitive conditions.

   As a result, the Committee did not grant salary merit increases to any executive officer in 2003. However, salary adjustments were granted to a small group of executive officers whose salaries were substantially below the guideline for their position. In addition, salary increases were awarded in 2003 to certain executive officers that moved to positions with significant increases in responsibility. In cases where the promoted officer’s salary was substantially below the guideline for the officer’s new position, salary increases were implemented in two stages, the first increase occurring at the time of the promotion and the second at a later date.

   In 2003, salaries of the executive officers named in the Summary Compensation Table (the “Named Officers”) were an average of 13.9% lower than the median indicated by the guidelines and 8.2% higher than in

2002. The aggregate salaries paid to all executive officers during 2003 were 8.5% higher than in 2002. Salaries in 2003 averaged approximately 66% of total annual cash compensation paid to the Named Officers and 72% of total annual cash compensation paid to all executive officers.

   The Performance Recognition Plan for 2003 was approved by the Committee at its meeting on December 3, 2002. Pursuant to the Plan and based on the recommendations of the Chief Executive Officer, in December 2002 the Committee reviewed and adopted performance goals for plan year 2003 and established the target amount of the annual performance bonus for each executive officer. The goals for funding the 2003 payment pool were based 50% on Cash Flow targets and 50% on earnings before interest and taxes (“EBIT”) targets for Goodyear and its business units. Funding of the payment pool could have ranged from zero to 200% of the target amounts depending on the Cash Flow and EBIT performance levels achieved. Target amounts were based on 100% of the payment pool, and payouts could be earned up to 200% of the portion of the target amount based on Cash Flow goals and 200% of the portion of the target amount based on EBIT goals.

   Payments to the individual participants from the payment pool could have ranged from zero to an amount significantly higher than the target amount depending on their individual performance. The target annual incentive compensation levels of all executive officers for 2003 (assuming payout at 100% of the target amount) were established to represent approximately 40% of total 2003 annual cash (salary and bonus) compensation, which was substantially the same proportion as the median level established by the aforesaid surveys.

   Under the Plan, the aggregate payout pool earned was equal to approximately $16.7 million, or 65% of the target amount, based on the level of attainment of the EBIT and Cash Flow goals by the individual business units. After careful consideration, the Committee determined it would be appropriate to pay 72% of the target amount, or approximately $18.4 million. Payments made to participants in the Company’s various business units were based primarily on the financial performance of each respective business. Although the Company’s North American Tire business did not meet the EBIT and Cash Flow goals set for it, the Committee determined that as a result of the effort of the business to implement its turnaround plan, it was appropriate to designate a payout pool of 25% of the target for the North American Tire business.

   The Named Officers have been awarded payouts at an average of 64% of their target amount. Accordingly, the Performance Recognition Plan payments represented an average of approximately 34% of annual cash compensation for the Named Officers and 28% of the 2003 annual cash compensation of all executive officers.

   Long Term Compensation. A significant portion of the total compensation package of each executive officer is contingent upon the performance of Goodyear. Long term performance-based compensation is designed to represent approximately 50% of the total annual compensation of each executive officer if target payouts are achieved.

   Long term compensation generally includes stock options and performance grants which measure performance over a three year period based on Goodyear’s total shareholder return and return on invested capital. Performance grants are designed to comprise approximately 50% of target long term compensation.

   Performance unit grants were granted under the 2002 Plan on December 3, 2002 for the three year performance period ending December 31, 2005. Each unit is equivalent in value to one share of Common Stock. The performance criteria for the performance period is based 50% on Goodyear’s total shareholder return during the period relative to a peer group, namely the firms (other than Goodyear) comprising the S&P Auto and Component Industry Index, and 50% on Goodyear’s average annual return on invested capital during the performance period.

   No payouts were made in respect of the performance grants for the three year performance period ended December 31, 2003.

   The Committee annually grants stock options to officers and other key employees of Goodyear. The Committee believes that annual grants of stock options provide additional long term incentives to improve future Company performance. All options are granted at a per share exercise price equal to the market value of the Common Stock on the date of grant.

   The Committee is provided survey information regarding the option granting practices of other manufacturing companies of similar size in order to determine if Goodyear’s grants are competitive. The Committee believes that ordinarily options should be granted once each year and that, under ordinary circumstances, each year each executive officer should be granted options in respect of shares having approximately the same dollar value, determined using the Black-Scholes methodology applied in respect of the same surveys used to establish the salary and annual bonus guidelines, subject to variation to reflect changes in the responsibility or performance of the executive officer or changes in the performance or circumstances of Goodyear.

   Within the guideline ranges established using the surveys, the size of individual stock option grants were determined primarily on the basis of the responsibilities of each executive officer. Recent Company perform-

ance, prior grants and the prior performance of the executive officer were also considered in determining the size of the grant.

   On December 2, 2003, stock options in respect of 3,850,350 shares of Common Stock were granted pursuant to the 2002 Performance Plan at an exercise price of $6.81 per share (the fair market value of the Common Stock on that day) to 842 executive officers and key employees, which options expire on December 2, 2013.

Compensation of the Chief Executive Officer

   Mr. Keegan was elected Chief Executive Officer effective as of January 1, 2003 and Chairman of the Board effective as of July 1, 2003. The Committee reviewed Mr. Keegan’s compensation in the same manner as described above for the other executive officers. In light of Mr. Keegan’s promotion and substantially increased responsibilities, the Committee increased his salary effective January 1, 2003 to an annual rate of $1,000,000.

   Pursuant to the Performance Recognition Plan for 2003, the Committee established a target bonus of $1,000,000 for Mr. Keegan, the payout of which was subject to adjustment by the Committee from zero to up to $2,000,000 depending on the extent to which Mr. Keegan achieved the goals assigned to him. For total company participants, including Mr. Keegan, potential payouts under the Plan are calculated based on the attainment of company-wide EBIT and Cash Flow goals. Although the 2003 company-wide EBIT goal was not met, cash flow slightly exceeded the 2003 company-wide Cash Flow target. As a result of exceeding the Cash Flow target, 50.92% of the target bonus for total company participants, including Mr. Keegan, was available for the payment of awards under the Plan. In determining the award to be made to Mr. Keegan, the Committee considered several factors, including: the continued strengthening of the operating performance of each of the Company’s businesses other than the North American Tire business; the implementation and execution of the Company’s financing strategy; and the progress made in the turnaround of the North American Tire business, including the consummation of a new labor agreement with the United Steelworkers of America, significant improvement in relations with the Company’s dealer network and improvement in the North American commercial truck tire business. The Committee also noted that, upon his request, the Committee made no award under the Plan to Mr. Keegan for 2002. As a result of these factors, the Committee made an award to Mr. Keegan of $509,200 under the Plan in respect of 2003. This award represents 50.92% of Mr. Keegan’s target bonus for 2003.

   Applying the same guidelines and performance measures and goals used in respect of other executive officers, on December 3, 2002, performance unit grants were made to Mr. Keegan for the three year performance period ending December 31, 2005 for 60,000 units. Each unit is equivalent in value to one share of Common Stock.

   Mr. Keegan was granted stock options based on the same guidelines applied by the Committee in respect of the stock option grants to the other executive officers. On December 3, 2002, he was granted stock options in respect of 140,000 shares of Common Stock in respect of 2003. He was granted stock options in respect of 200,000 shares of Common Stock in respect of 2004 on December 2, 2003.

May 18, 2004

The Compensation Committee

John G. Breen, Chairman
James C. Boland	Gary D. Forsee
William J. Hudson, Jr.	James M. Zimmerman

PERFORMANCE GRAPH

    The graph below compares the cumulative total shareholder returns of Goodyear Common Stock, the Standard & Poor’s 500 Composite Stock Index (the “S&P 500”) and the Dow Jones Auto Parts Index (the “Dow Auto Parts”) at each December 31 during the period beginning December 31, 1998 and ending December 31, 2003. The graph assumes the investment of $100 on December 31, 1998 in Goodyear Common Stock, in the S&P 500 and in the Dow Auto Parts. Total shareholder return was calculated on the basis that in each case all dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Goodyear Common Stock, S&P 500 and Dow Auto Parts

December 31,	1998	1999	2000	2001	2002	2003

GOODYEAR COMMON STOCK	100.00	57.00	49.28	53.21	15.77	18.20
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18
DOW AUTO PARTS	100.00	102.59	74.91	97.99	88.36	125.66

MISCELLANEOUS

SUBMISSION OF SHAREHOLDER PROPOSALS

   If a shareholder desires to have a proposal included in the proxy materials of the Board of Directors for the 2005 annual meeting of shareholders, such proposal shall conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by Goodyear prior to the close of business on October 29, 2004. In addition, if a shareholder intends to present a proposal at Goodyear’s 2005 annual meeting without the inclusion of such proposal in Goodyear’s proxy materials and written notice of such proposal is not received by Goodyear on or before January 10, 2005, proxies solicited by the Board of Directors for the 2005 annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting. Shareholder proposals should be sent to the executive offices of Goodyear, 1144 East Market Street, Akron, Ohio 44316-0001, Attention: Office of the Secretary. Goodyear reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SAVINGS PLAN SHARES

   A separate “Confidential Voting Instructions” card is being sent to each employee or former employee participating in Goodyear’s employee savings plans. Shares of Common Stock held in the trust for these plans will be voted by the trustee as instructed by the plan participants. Shares held in the trust for which voting instructions are not received will be voted by the trustee in the same proportion as it votes shares for which voting instructions were received from participants in the applicable savings plan.

INTERNET AND TELEPHONE VOTING

   You may vote your shares using the Internet by accessing the following web site:

http://www.goodyear.com/investor/events-proxy.html

or by making a toll free telephone call within the United States of America or Canada using a touch-tone telephone to the following toll-free number:

1-877-779-8683

and, in each case, following the screen or voice instructions. You should have your proxy card available when you call or access the web site.

10-K REPORT

   Interested shareholders may obtain a copy of Goodyear’s Annual Report on Form 10-K for 2003 to the Securities and Exchange Commission, including all financial statements, schedules and exhibits, without charge by writing to:

Investor Relations
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001

or by a telephone call to: 515-263-6408.

COSTS OF SOLICITATION

   The costs of soliciting proxies will be borne by Goodyear. Goodyear has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to assist in distributing proxy materials and soliciting proxies for an estimated fee of $12,000, plus reimbursement of reasonable out-of-pocket expenses. Georgeson Shareholder Communications Inc. may solicit proxies from shareholders by mail, telephone, telex, telegram or personal call or visit. In addition, officers or other employees of Goodyear may, without additional compensation therefor, solicit proxies in person or by telephone or the Internet.

June 2, 2004

By Order of the Board of Directors

C. Thomas Harvie, Secretary

Annex A

The Goodyear Tire & Rubber Company

Director Independence Standards

    To be considered independent under the rules of the New York Stock Exchange, Inc. (“NYSE”), the Board must determine that a Director does not have any direct or indirect material relationship with Goodyear, apart from his or her directorship. The Board has established the following guidelines to assist it in determining Director independence.

(1)	A Director will not be independent if, within the preceding three years: (i) the Director was employed by Goodyear; (ii) an immediate family member of the Director was employed by Goodyear as an executive officer; (iii) the Director, or an immediate family member of the Director, received more than $100,000 per year in direct compensation from Goodyear, other than director and committee fees and pension or other forms of deferred compensation for prior service; (iv) the Director was employed by or affiliated with Goodyear’s present or former independent auditor; (v) an immediate family member of the Director was employed by Goodyear’s present or former independent auditor in a professional capacity; or (vi) a Goodyear executive officer was on the compensation committee of the board of directors of a company that concurrently employed the Goodyear Director or employed an immediate family member of the Director as an officer.

(2)	The following commercial relationships will not be considered to be material relationships that would impair a Director’s independence: if, within the preceding three years, a Goodyear Director was an executive officer or employee, or his or her immediate family member was an executive officer, of another company that made payments to, or received payments from, Goodyear for property or services in an amount which, in any single fiscal year, was less than the greater of $1 million, or two percent of such other company’s consolidated gross revenues.

(3)	If, within the preceding three years, a Goodyear Director served as an executive officer of a charitable organization, and Goodyear’s charitable contributions to the organization, in any single fiscal year, were more than the greater of $1 million, or two percent of such organization’s total annual receipts, then such relationship: (i) will be disclosed in the Company’s proxy statement; and (ii) will be evaluated by the Board of Directors in order to determine whether or not the Director should be considered independent. Such determination will be made by the Directors who satisfy the independence guidelines set forth in (1) and (2) above.

   The Board will annually review commercial and charitable relationships of Directors. The criteria described above are not meant to be an exhaustive list of relationships or circumstances that would preclude independence. There may be other relationships or circumstances which, in the Board’s judgment, would not be deemed to be material and the Director will be deemed independent if, after taking into account all relevant facts and circumstances, the Board determines that the existence of such relationship or circumstance would not impair the Director’s exercise of independent judgment. The basis for such a determination will be disclosed in the Company’s annual proxy statement.

   For the purposes of these independence standards:

“executive officer” means the company president, any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other person who performs similar policy-making functions for the company; and

“immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone who shares the person’s home.

Annex B

The Goodyear Tire & Rubber Company

Audit Committee Charter

MEMBERSHIP

   The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall be appointed by the Board of Directors and meet the independence and experience requirements of the New York Stock Exchange and applicable law. At least one member of the Audit Committee shall be a financial expert as defined by the Securities and Exchange Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies without a determination by the Board of Directors that such service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. The members of the Audit Committee shall be appointed by the Board.

PURPOSE

   The purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent accountants’ qualifications and independence, and (iv) the performance of the independent accountants and the internal auditors. The Audit Committee shall also prepare the “Report of the Audit Committee” to be included in the Company’s annual proxy statement pursuant to the rules of the Securities and Exchange Commission.

   In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management and the internal and external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of the responsibilities of Committee membership as well as the Company’s business, operations and risks. The Audit Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the independent accountants are responsible for auditing those financial statements.

INDEPENDENT ACCOUNTANTS

   The Audit Committee has the ultimate authority and responsibility to directly appoint, retain, compensate, oversee, evaluate, recommend the ratification by the shareholders of the appointment of the independent accountants, and, where appropriate, terminate the independent accountants. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accountants. The independent accountants shall report directly to the Audit Committee.

RESPONSIBILITIES

   The Committee shall:

1.	Review the annual audit plan and the results thereof of the independent accountants and internal auditors.

2.	Review the Company’s annual financial statements and quarterly financial statements in conjunction with management and the independent accountants, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. Discuss with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61, as amended, the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange.

3.	Review with management and the independent accountants any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

4.	Review with the independent accountants any audit problems or difficulties and management’s response. Matters to be so reviewed may include (i) critical accounting policies and alternative GAAP treatments, (ii) accounting adjustments that were noted or proposed by the independent accountants but were “passed” (as immaterial or otherwise), (iii) communications between the independent accountants and their national office respecting auditing or accounting issues presented by the audit, and (iv) and material written communications to management, including “internal control” letters issued, or proposed to be issued, by the independent accountants to the Company.

5.	Discuss with management (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

6.	Ensure that the independent accountants provide a formal written statement delineating all relation-

ships between the independent accountants and the Company, consistent with the provisions of Independence Standards Board Standard No. 1.

7.	Discuss with the independent accountants any disclosure made pursuant to Item 6 above that may impact the objectivity and/or independence of the independent accountants and take, or recommend that the Board of Directors take, appropriate action to ensure the independence of the independent accountants.

8.	Obtain and review, at least annually, a report by the independent accountants describing (i) the independent accountants’ internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer group review, of the independent accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent accountants, and any steps taken to deal with such issues, and (iii) (to assess the independent accountants’ independence) all relationships between the independent accountants and the Company.

9.	Review and pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent accountants, subject to the de minimus exceptions for non-audit services as permitted by applicable law which are approved by the Audit Committee prior to the completion of the audit.

10.	Review earnings press releases and financial information and earnings guidance provided to analysts and rating agencies. The Audit Committee’s responsibility to discuss these matters may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

11.	Review policies and guidelines with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

12.	Establish clear hiring policies for employees or former employees of the independent accountants.

13.	Establish and maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14.	When appropriate, retain and compensate independent legal, accounting or other advisors at its sole discretion. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to any advisors employed by the Audit Committee and for ordinary expenses of the Audit Committee.

15.	Report regularly to the Board of Directors. In so reporting, the Audit Committee shall review with the Board of Directors any issues that arise (i) with respect to the quality or integrity of the Company’s financial statements, (ii) the Company’s compliance with legal or regulatory requirements, (iii) the performance and independence of the Company’s independent accountants and (iv) the performance of the Company’s internal audit function.

   In addition, the Audit Committee shall perform such other responsibilities as may be delegated to it by the Board of Directors from time to time.

DELEGATION

   The Audit Committee may delegate authority to one or more of its members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such members to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

MEETINGS

   Meetings of the Audit Committee shall be held at least four times a year and will be called by the Chairman of the Committee. The Chief Financial Officer, in consultation with the Chairman of the Audit Committee, shall prepare an agenda for each meeting. In addition to the members of the Audit Committee and the independent accountants, the following Company officials shall attend each meeting: the Chairman of the Board and Chief Executive Officer, the Chief Financial Officer, the Principal Accounting Officer, the Director of Internal Audit and the General Counsel. Other officials may attend when invited by the Committee. The Audit Committee shall also conduct periodic private and separate meetings with each of management, the independent accountants and the senior internal audit executive.

   The Audit Committee will meet with the independent accountants and the Chief Financial Officer, the Principal Accounting Officer and the General Counsel, or their designees, either by telephone or in person, to discuss the annual or quarterly, as the case may be, financial statements prior to their release.

   The Audit Committee may act by a majority of its members at a meeting or by unanimous written consent.

EVALUATIONS

   The Audit Committee shall conduct an annual performance evaluation of its ability to effectively discharge its duties and responsibilities. The Audit Committee shall review at least annually the adequacy of this charter and recommend and propose changes to the Board of Directors for approval.

700-862-928-68300

ANNUAL MEETING OF SHAREHOLDERS

THE GOODYEAR TIRE & RUBBER COMPANY

JUNE 30, 2004
9:00 A.M.

OFFICE OF THE COMPANY
GOODYEAR THEATER
1201 EAST MARKET STREET
AKRON, OHIO

PLEASE VOTE — YOUR VOTE IS IMPORTANT

DETACH HERE

CONFIDENTIAL VOTING INSTRUCTIONS 2004 ANNUAL MEETING OF SHAREHOLDERS
P	THE GOODYEAR TIRE & RUBBER COMPANY EMPLOYEE SAVINGS AND OTHER PLANS
R	Solicited on Behalf of the Board of Directors
O	June 30, 2004
X Y
The proxy soliciting materials furnished by the Board of Directors of The Goodyear Tire & Rubber Company in connection with the Annual Meeting of Shareholders to be held on Wednesday, June 30, 2004, are delivered herewith.
Under each employee savings or similar plan in which you participate, you have the right to give written instructions to the trustee for such plan to vote as you specify the number of full shares of Common Stock of The Goodyear Tire & Rubber Company representing your proportionate interest in each such plan on May 10, 2004.
As a participant in and a named fiduciary (i.e. the responsible party identified in the voting section of each Plan Document) under an employee savings plan or other similar plan, you have the right to direct The Northern Trust Company, as trustee, how to vote the shares of Common Stock of The Goodyear Tire & Rubber Company allocated to your account under such plan as well as a portion of any shares for which no timely voting instructions are received from other participants. Each savings plan provides that the trustee will vote the shares for which voting instructions have not been received in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee’s duties. If you wish to have the shares allocated to your account under the plan as well as a portion of any shares for which no timely voting instructions are received from other participants voted by the trustee in accordance with your instructions, please sign the authorization on the reverse side of this card and return it in the enclosed envelope or give your instructions by telephone or via the Internet.
I hereby instruct the trustee to vote (or cause to be voted) all shares of Common Stock of The Goodyear Tire & Rubber Company credited to my account under each plan at May 10, 2004 at the Annual Meeting of Shareholders to be held on June 30, 2004 and at any adjournment thereof as indicated on the reverse side hereof or, if not so indicated, as recommended by the Board of Directors.
Unless otherwise specified on the reverse side, if you give your instructions by signing and returning this card, or by telephone or via the Internet, the Trustee will vote FOR the election of the four nominees for Director, with discretionary authority to cumulate votes (Item 1 on the reverse side), FOR ratification of appointment of Independent Accountants (Item 2 on the reverse side) and AGAINST the Shareholder Proposal (Item 3 on the reverse side).

If you plan to attend the 2004 ANNUAL MEETING, please mark the box indicated on the reverse side.
THIS CONFIDENTIAL VOTING INSTRUCTIONS CARD IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The Goodyear Tire & Rubber Company

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8020
EDISON, NJ 08818-8020

Your vote is important. Casting your vote in one of the three ways described in this instruction card votes the common shares indicated below of The Goodyear Tire & Rubber Company that you are entitled to vote.

You can vote via the Internet or by phone anytime prior to June 25, 2004.
If you do so, you do not need to mail in your proxy card.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone

Log on to the Internet and go to http://www.goodyear.com/investor/events-proxy.html		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Vote by Mail	Complete, sign, date and return the Proxy Card attached below in the enclosed envelope or send it to EquiServe Trust Company, N.A., Proxy Services, P.O. Box 8020, Edison, NJ 08818-9011.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

8396

☒	Please mark your votes as in this example.

The undersigned hereby acknowledges receipt of Notice of 2004 Annual Meeting of Shareholders and Proxy Statement.

The Board of Directors Recommends a Vote FOR Election of All Nominees and FOR Item 2 and AGAINST Item 3.

	FOR	AGAINST	ABSTAIN
ITEM 1.	FOR ALL NOMINEES	☐	WITHHELD AUTHORITY FROM ALL NOMINEES	☐	NOMINEES: Class II Directors— Each to serve a 3 year term Class I Director— To serve remaining year of 3 year term	1. 2. 3. 4.	Robert J. Keegan Rodney O’Neal Shirley D. Peterson John G. Breen	ITEM 2. Ratification of appointment
of PricewaterhouseCoopers LLP as
Independent Accountants.
ITEM 3. Shareholder Proposal —
Requesting Board to seek
shareholder approval of Goodyear’s
Shareholder Rights Plan.	☐ ☐	☐ ☐	☐ ☐

(To withhold authority to vote for any individual nominee, write the nominee’s name in the space above.)

I plan to attend the Annual Meeting of Shareholders.	☐

Authorization: I acknowledge receipt of the Notice of 2004 Annual Meeting and Proxy Statement. I hereby instruct the trustee to vote by proxy, in the form solicited by the Board of Directors, the number of full shares in my Plan account(s) as specified above, or, if not specified above, as recommended by the Board of Directors.

Signature: ____________________________ Date: ___________ Signature: ____________________________ Date: ___________

ANNUAL MEETING OF SHAREHOLDERS

THE GOODYEAR TIRE & RUBBER COMPANY

JUNE 30, 2004
9:00 A.M.

OFFICE OF THE COMPANY
GOODYEAR THEATER
1201 EAST MARKET STREET
AKRON, OHIO

PLEASE VOTE — YOUR VOTE IS IMPORTANT

DETACH HERE

P	THE GOODYEAR TIRE & RUBBER COMPANY
R	PROXY FOR 2004 ANNUAL MEETING OF SHAREHOLDERS
O	SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X Y
The undersigned, a holder (or designated proxy) of shares of the Common Stock of The Goodyear Tire & Rubber Company, hereby appoints JAMES C. BOLAND, STEVEN A. MINTER and JAMES M. ZIMMERMAN and each or any of them, the proxies or proxy of the undersigned, with full power of substitution, to represent the undersigned, and to vote all of the shares of Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at its offices in Akron, Ohio, on Wednesday, June 30, 2004, at 9:00 A.M., Akron time, and at any and all adjournments thereof; with the power to vote said shares for the election of four Directors of the Company (with discretionary authority to cumulate votes), upon the other matters listed on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof. This Proxy is given and is to be construed according to the laws of the State of Ohio.

Unless otherwise specified on the reverse side, the PROXY will be voted: FOR election of the four nominees for Director named on the reverse side, with discretionary authority to cumulate votes (Item 1 on the reverse side), FOR ratification of appointment of Independent Accountants (Item 2 on the reverse side), and AGAINST the Shareholder Proposal (Item 3 on the reverse side).

If you plan to attend the 2004 ANNUAL MEETING, please mark the box indicated on the reverse side.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The Goodyear Tire & Rubber Company

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8020
EDISON, NJ 08818-8020

Your vote is important. Casting your vote in one of the three ways described in this instruction card votes the common shares indicated below of The Goodyear Tire & Rubber Company that you are entitled to vote.

You can vote via the Internet or by phone anytime prior to June 30, 2004.
If you do so, you do not need to mail in your proxy card.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone

Log on to the Internet and go to http://www.goodyear.com/investor/events-proxy.html		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Vote by Mail	Complete, sign, date and return the Proxy Card attached below in the enclosed envelope or send it to EquiServe Trust Company, N.A., Proxy Services, P.O. Box 8020, Edison, NJ 08818-9011.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

5721

☒	Please mark your votes as in this example.

The undersigned hereby acknowledges receipt of Notice of 2004 Annual Meeting of Shareholders and Proxy Statement.

The Board of Directors Recommends a Vote FOR Election of All Nominees and FOR Item 2 and AGAINST Item 3.

	FOR	AGAINST	ABSTAIN
ITEM 1.	FOR ALL NOMINEES	☐	WITHHELD AUTHORITY FROM ALL NOMINEES	☐	NOMINEES: Class II Directors— Each to serve a 3 year term Class I Director— To serve remaining year of 3 year term	1. 2. 3. 4.	Robert J. Keegan Rodney O’Neal Shirley D. Peterson John G. Breen	ITEM 2. Ratification of appointment
of PricewaterhouseCoopers LLP as
Independent Accountants.
ITEM 3. Shareholder Proposal —
Requesting Board to seek
shareholder approval of Goodyear’s
Shareholder Rights Plan.	☐ ☐	☐ ☐	☐ ☐

(To withhold authority to vote for any individual nominee, write the nominee’s name in the space above.)

I plan to attend the Annual Meeting of Shareholders.	☐

Please sign name exactly as it appears above. Each joint owner should sign. Please indicate title if you are signing as executor, administrator, trustee, custodian, guardian, or corporate officer.

Signature: ____________________________ Date: ___________ Signature: ____________________________ Date: ___________